UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 Form 8-K

             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934


    Date of Report (Date of earliest event reported) August 18, 2000

                      UNITED FINANCIAL MORTGAGE CORP.
             (Exact name of small business issuer as specified in its charter)

             ILLINOIS                                36-3440533
             (State or other jurisdiction of         (I.R.S. Employer
             incorporation or organization)          Identification No.)

                           600 Enterprise Drive,
                                 Suite 206
                         Oak Brook, Illinois 60523

                Issuer's telephone number:  (630) 571-7222

   _________________Not Applicable_________________
       (Former name or former address, if changed since last report)


        Item 5.    Other Events

        On August 18, 2000, United Financial Mortgage Corp. (the
        "registrant") issued a joint press release with Finantra Capital, Inc. (NASDAQ:FANT) announcing a signed agreement and plan of merger with FANT. A copy of the press release is attached hereto as exhibit 99.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                 United Financial Mortgage Corp.
        Date Signed

        August 21, 2000          /s/ Steve Y. Khoshabe
                                 Vice President and Chief Financial
                                 Officer

FOR IMMEDIATE RELEASE:

        FINANTRA CAPITAL, INC. SUBSIDIARY SIGNS AGREEMENT AND PLAN OF MERGER
                   WITH PUBLICLY HELD UNITED FINANCIAL MORTGAGE CORP.

                Acquisition Will Add Nearly One-Half Billion In Annual
                  Loan Origination To Finantra's Mortgage Subsidiary

        Plantation, FLA, August 18, 2000--Finantra Capital, Inc.(NASDAQ:FANT) today announced, through its wholly-owned mortgage subsidiary, Ameri-Cap Mortgage Group, Inc., it has signed an Agreement and Plan of Merger with United Financial Mortgage Corp.(CHX:UFM).

        Under the terms of the agreement, Finantra has agreed to tender for all outstanding shares of UFM's common stock, other than a block of shares held by UFM's largest stockholder, which will be acquired by Finantra for cash and stock. Pursuant to the terms of the tender, Finantra will seek to exchange shares of its common stock for shares of UFM's common stock.

        The exchange rate to be utilized will be based upon Finantra's common stock havings an agreed market value of $4.50 per share. UFM's common stock will be valued at market.

        The number of shares of Finantra common stock to be exchanged in the tender will be determined at designated intervals over the 12-month period following the consummation of the tender based upon Finantra's market price for its common stock.

        Founded in 1986, United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. UFM, which had revenues of $10.89 million in its fiscal year ended April 30, 2000, generated nearly one-half billion in annual loan originations in the calendar year.

        UFM, which was ranked by INC. Magazine as one of the 500 fastest growing privately-held companies in the nation, is headquartered in Oak Brook, Illinois and has regional offices in several other states.

        "UFM will be an outstanding addition to our rapidly growing mortgage subsidiary," said Charles Litt, president of Finantra Capital, Inc. "We are particularly impressed with the Company's aggressive, proactive approach to mortgage banking and how it has embraced technology by integrating its traditional bricks and mortar business with cutting edge on-line systems."

        Joseph Khoshabe, president and chief executive officer of UFM stated, "Management cosiders this transaction to be in the best interests of the stockholders, in part, because affiliation with Finantra allows us to expand geographically and to access a broader capital base."

        "Additionally, this transaction fits perfectly with our growth strategy. Both Finantra and UFM will benefit from increased cross-selling opportunities that will occur between our core mortgage operation and Finantra's complementary product lines."

        Finantra anticipates the acquisition of UFM will close by Oct. 31, 2000. However, the acquisition is subject to numerous conditions, including the successful completion of the tender, and there can be no assurance the acquisition will be consummated.

  About Finantra
        Finantra Capital, Inc. is a multi-faceted speciality finance company specializing in commercial and consumer finance delivered through traditional and online processing systems. The commercial asset finance group specializes in accounts receivable financing and equipment leasing. The consumer finance group is involved in mortgage banking and other
  types of retail speciality financing.   The company's lending consumer
  finance subsidiary, Travelers Investment Corporation, which is involved primarily in speciality consumer finance, maintains a consumer finance portfolio in excess of $50 million.





  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical fact, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commmission.